Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-18945, 333-90524, and 333-143158) on Form S-8 of Craft Brewers Alliance, Inc., of our report dated October 27, 2010, with respect to the consolidated balance sheets of Kona Brewing Company, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, appearing in this current report on Form 8-K/A of Craft Brewers Alliance, Inc., filed with the Securities and Exchange Commission on December 15, 2010.

/s/ Accuity LLP
Honolulu, Hawaii
December 15, 2010